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                       FILENE'S BASEMENT CORP.                        EXHIBIT 11

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                   Computation of Net Income per Common Share

                            ( dollars in thousands )

- --------------------------------------------------------------------------------------------------------------------
                                       Twenty-Six Weeks     Twenty-Six Weeks         Quarter              Quarter
                                             Ended                Ended               Ended                Ended
                                        August 3, 1996        July 29, 1995      August 3, 1996        July 29, 1995
                                        --------------        -------------      --------------        -------------

The computation of net in-
 come available and adjusted
 shares outstanding follows:

     Net income (loss) as
       reported.................         $     1,779          $    (2,278)        $     1,215           $      (365)
                                         ===========          ===========         ===========           ===========

Net income (loss) used for
  primary and fully diluted
  computations..................         $     1,779          $    (2,278)        $     1,215           $      (365)
                                         ===========          ===========         ===========           ===========

Weighted average number
  of common shares
  outstanding...................          20,507,120           20,335,486          20,513,651            20,345,216

Add (where dilutive):
     Assumed exercise of those
       options that are common
       stock equivalents net of
       treasury shares deemed to
       have been repurchased at
       average market price for
       the period...................         129,599              473,717             448,042               496,550
                                         -----------          -----------         -----------           -----------

Weighted average number of
  common and common equivalent
  shares outstanding used for
  primary computations..............      20,636,719           20,809,203          20,961,693            20,841,766
                                         ===========          ===========         ===========           ===========

Add: Additional dilution assuming
  exercise of options net of
  treasury shares deemed to have
  been repurchased at the end of
  the period market price.......             314,043                    -              20,014                     -

Weighted average number of
  common and common equivalent
  shares outstanding used for fully
  diluted computations..............      20,950,762           20,809,203          20,981,707            20,841,766
                                         ===========          ===========         ===========           ===========



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